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                                                                     EXHIBIT (c)

                               FINANCIAL ADVISORY
                               SERVICES AGREEMENT

         THIS FINANCIAL ADVISORY SERVICES AGREEMENT (the "FINANCIAL ADVISORY AGREEMENT") is made and entered into as of the 12th day of February, 2004, by and among WEDGE ENERGY SERVICES, L.L.C., a Delaware limited liability company (the "Seller" or "WEDGE") and BARRETT GARDNER ASSOCIATES, INC., a New Jersey corporation ("BARRETT GARDNER").

         WHEREAS, contemporaneously herewith, the Seller is entering into that certain Preferred Stock Purchase Agreement dated February 12, 2004 (the "Preferred Stock Purchase Agreement") with a number of purchasers providing for the sale (the "Transaction") by Seller of all of its 3,024,264 shares of 8.5% Senior Convertible Preferred Stock (the "Senior Preferred Stock") of TGC Industries, Inc., a Texas corporation (the "Company");

         WHEREAS, Seller and Barrett Gardner desire to enter into this Financial Advisory Agreement for Barrett Gardner to provide certain financial advisory services in assisting WEDGE in connection with the sale by WEDGE of its Senior Preferred Stock, under the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto hereby agree as follows:

         1. Engagement of Barrett Gardner. WEDGE hereby retains Barrett Gardner to provide certain financial advisory services to assist WEDGE in connection with the Transaction and Barrett Gardner hereby accepts such engagement and the parties agree to act in accordance with and subject to the terms of this Agreement.

         2. Financial Advisory Services Fees. In consideration for the provision of the financial advisory services by Barrett Gardner to WEDGE in connection with the Transaction, WEDGE hereby agrees to make payment of and to deliver to Barrett Gardner at the Closing (as defined in the Preferred Stock Purchase Agreement) the cash sum of One Hundred Two Thousand Eight Hundred Sixty Dollars ($102,860.00) (the "Advisory Fee Funds") and 17,304 shares of Common Stock of the Company (the "Advisory Fee Shares"). It is understood and agreed by Seller and Barrett Gardner that Seller will make delivery of the Advisory Fee Funds and Advisory Fee Shares pursuant to an Escrow Agreement entered into contemporaneously herewith between Seller, the purchasers of Seller's Senior Preferred Stock, Barrett Gardner, and Law, Snakard & Gambill, P.C. as Escrow Agent. At the Closing the Advisory Fee Funds and the Advisory Fee Shares will be delivered in accordance with the terms of the Escrow Agreement. In the event the Closing does not occur, the Advisory Fee Funds and the Advisory Fee Shares will be returned to WEDGE in accordance with the terms of the Escrow Agreement.

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         3.       Title. Seller hereby represents and warrants to Barrett
Gardner that Seller is the record and beneficial owner of the Advisory Fee Shares and has good title to the Advisory Fee Shares, and upon the transfer and delivery to Barrett Gardner of the Advisory Fee Shares at the Closing, Barrett Gardner will obtain good title to such Advisory Fee Shares, free and clear of all liens, encumbances, security and interests, exceptions or claims of any nature whatsoever.

         4. Acquisition for Own Account. Barrett Gardner hereby represents and warrants to Seller that it will acquire the Advisory Fee Shares for its own account, not as nominee or agent, and not with a view toward the resale or distribution of any part thereof. Furthermore, Barrett Gardner represents that it is experienced in evaluating and investing in securities and acknowledges that it is able to fend for itself, can bear the economic risk of the investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the acquisition of the Advisory Fee Shares.

         5.       Miscellaneous.

         5.1 This Advisory Services Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with laws of the State of Texas.

         5.2 This Advisory Services Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and, except as expressly provided herein, may not be changed or modified except by an instrument in writing signed by the party to be charged.

         5.3 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

         5.4 This Advisory Services Agreement shall be binding upon and inure to the benefit of the respective parties hereto and any legal representatives, successors and assigns.

         IN WITNESS WHEREOF, each of the parties hereto has executed this Advisory Services Agreement, as of the date above set forth.

SELLER                                             BARRETT GARDNER

WEDGE ENERGY SERVICES, L.L.C.              BARRETT GARDNER ASSOCIATES, INC.

By: ______________________________         By: _________________________________
Name: ____________________________         Name: _______________________________
Title: ___________________________         Title: ______________________________

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